                       AMENDMENT TO SUBADVISORY AGREEMENT

      AMENDMENT made as of this 30th day of December, 2001 to the Subadvisory Agreement dated ________ as amended (the "Agreement"), between Manufacturer's Securities Services, LLC, a Delaware limited partnership (the "Adviser"), and ________________ (the "Subadviser"). In consideration of the mutual covenants contained herein, the parties agree as follows:

1. CHANGE IN APPENDIX A

      Section 3 of the Agreement, "Compensation of Subadviser," is hereby amended:

      a. to change the subadvisory fee for the ______________ Trust;

2. EFFECTIVE DATE

      This Amendment shall become effective with respect to each portfolio on the later to occur of: (i) (ii) approval of the Amendment by the Board of Trustees of Manufacturers Investment Trust, (ii) execution of the Amendment and
(iii) January 1, 2002.

      IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed under seal by their duly authorized officers as of the date first mentioned above.

MANUFACTURERS SECURITIES SERVICES, LLC

By:   The Manufacturers Life Insurance Company of North America, its managing member


By:
     -----------------------------
     James R. Boyle, President



By:
     -----------------------------
     James D. Gallagher, Vice President,
     Secretary and General Counsel


[SUBADVISER]


by:
     -----------------------------

                                   APPENDIX A

      The Subadviser shall serve as investment subadviser for the following portfolios of the Trust. The Adviser will pay the Subadviser, as full compensation for all services provided under this Agreement, the fee computed separately for each such Portfolio at an annual rate as follows (the "Subadviser Percentage Fee"):

                                                  BETWEEN      BETWEEN
                                               $200,000,000  $500,000,000
                                     FIRST          AND          AND        EXCESS OVER
PORTFOLIO                        $200,000,000  $500,000,000   $1 MILLION     $1 MILLION
____________ Trust...........         .%             .%           .%             .%


      The Subadviser Percentage Fee for each Portfolio shall be accrued for each calendar day and the sum of the daily fee accruals shall be paid monthly to the Subadviser. The daily fee accruals will be computed by multiplying the fraction of one over the number of calendar days in the year by the applicable annual rate described in the preceding paragraph, and multiplying this product by the net assets of the Portfolio as determined in accordance with the Trust's prospectus and statement of additional information as of the close of business on the previous business day on which the Trust was open for business.

      If this Agreement becomes effective or terminates before the end of any month, the fee (if any) for the period from the effective date to the end of such month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination occurs.